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                                                                      EXHIBIT 18
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August 1, 1994

Global Natural Resources Inc.
Houston, Texas

We have been furnished with a copy of Form 10-Q of Global Natural Resources Inc. for the six months ended June 30, 1994, and have read the Company's statements contained in Note 1 to the consolidated financial statements included therein. As stated in Note 1, the Company changed its method of accounting for natural gas imbalances from the sales method to the entitlements method, and states that the newly adopted accounting principle is preferable in the circumstances because it will provide a more meaningful presentation of the Company's financial position and will produce better matching of current costs with revenues. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgement and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of Global Natural Resources Inc. as of any date or for any period subsequent to December 31, 1993, nor have we audited the information set forth in the aforementioned Note 1 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Global Natural Resources Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgement and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                                 Very truly yours,

                                                 KPMG Peat Marwick